EXHIBIT 99.1

101 Gateway Centre Parkway  Richmond, Virginia  23235  Telephone: 804-267-8000  Fax: 804-267-8850  Website: www.landam.com

FOR IMMEDIATE RELEASE: November 20, 2003	CONTACTS: G. William Evans Chief Financial Officer 804-267-8114	H. Randolph Farmer Senior Vice President Corporate Communications 804-267-8120

LandAmerica Financial Group, Inc.

Announces Pricing of Convertible Debentures Offering

RICHMOND, Virginia —November 20, 2003—LandAmerica Financial Group, Inc. (NYSE: LFG) today announced the pricing of its offering of $100.0 million principal amount of 3⅛% Convertible Senior Debentures due 2033. The debentures were privately placed with qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the debentures is expected to close on or about November 26, 2003. LandAmerica has granted the initial purchasers of the debentures an option to purchase up to an additional $15.0 million principal amount of debentures.

The debentures are convertible under certain circumstances into LandAmerica common stock at a conversion rate of 14.9162 shares per $1,000 principal amount of debentures (equal to an initial conversion price of $67.04 per share), subject to adjustment in certain circumstances.  LandAmerica may, under certain circumstances, settle all or a portion of the conversion of the debentures in cash in lieu of shares of LandAmerica common stock.

LandAmerica may redeem all or some of the debentures for cash on or after November 15, 2010 at a redemption price equal to the principal amount of the debentures plus accrued and unpaid interest, if any, to the redemption date. Holders may require LandAmerica to repurchase the debentures on November 15 of 2010, 2013, 2018, 2023 and 2028 or upon the occurrence of certain designated events at a repurchase price equal to the principal amount of the debentures plus accrued and unpaid interest, if any, to the repurchase date.

The debentures and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

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